Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Announces Appointment of New Directors
and Postponement of 2020 Annual Meeting of Shareholders

•	Laura Dempsey Brown, Cary Chenanda and Gregory Yadley appointed to Helios Board of Directors
•	Annual Meeting of Shareholders rescheduled to August 6, 2020

Sarasota, FL, April 23, 2020 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today announced that its Board of Directors appointed Ms. Laura Dempsey Brown, Mr. Cariappa (Cary) M. Chenanda and Mr. Gregory C. Yadley to the Board, effective April 20, 2020.  All three new Directors are “independent” under Nasdaq rules.  The Company also announced that its Board approved the postponement of the Company’s 2020 Annual Meeting of Shareholders (2020 Annual Meeting) to August 6, 2020.  Shareholders of record on June 1, 2020 will be entitled to vote at the meeting and shareholder proposals to be considered for inclusion in the proxy are now due by May 4, 2020.

The Company previously announced that it had nominated Ms. Brown and Mr. Chenanda for election at its upcoming 2020 Annual Meeting, which was originally scheduled for June 5, 2020.  However, due to the public health concerns regarding COVID-19 and government-recommended and required limits on gatherings and events, the Board determined that it would be in the best interest of shareholders and employees to postpone the 2020 Annual Meeting.  Accordingly, this led to the appointment of Ms. Brown and Mr. Chenanda currently.  Both will serve as members of the class of directors whose term will expire at the 2020 Annual Meeting and Mr. Yadley will serve as a member of the class of directors whose term will expire at the 2021 Annual Meeting of Shareholders.  The Board appointed Ms. Brown to serve on the Audit Committee and Compensation Committee, Mr. Chenanda to serve on the Compensation Committee and the Governance and Nominating Committee and Mr. Yadley to serve on the Governance and Nominating Committee.

Philippe Lemaitre, Helios’s Executive Chairman of the Board, noted, “We are pleased to welcome Laura, Cary and Greg to the Helios team.  Their varied skills and experience are complementary to those of the existing Board members and we anticipate that their insights will prove invaluable as we navigate these historic times in the near term and drive toward our strategic goals in the long term.”

He added, “Especially as we embrace the current environment, we are reminded that the health and safety of our employees, as well as all of our stakeholders, is our first and foremost priority.  The Company has undertaken significant procedural changes at all of its facilities across the globe to facilitate the maintenance of good health and safety.  With the strengths founded in the Helios organization, from our well-respected brands, to our dedicated global employees, and our ample liquidity, we are confident that we will successfully manage through the challenges we face, emerging as an even stronger organization as we pursue our Vision 2025 goals.”

Gregory Yadley has practiced corporate and securities law for over 40 years and has been a partner with Shumaker, Loop & Kendrick, LLP since January 1993.  Prior to entering private practice, he served as Branch Chief at the U.S. Securities and Exchange Commission and Assistant General Counsel for the Federal Home Loan Mortgage Corporation, both in Washington, D.C.  Mr. Yadley currently serves as a

Helios Technologies Announces Appointment of New Directors and Postponement of 2020 Annual Meeting of Shareholders

April 23, 2020

member of the SEC’s Advisory Committee on Small Business Capital Formation.  He is a graduate of Dartmouth College and the George Washington University Law School.  Mr. Yadley brings to the Board broad experience with respect to securities, corporate governance, financing transactions, mergers and acquisitions, internal investigations, contract negotiations and disputes, strategic planning, and general corporate matters.

As recently announced, the Company will release its first quarter 2020 financial results after the close of financial markets on Monday, May 4th and host a conference call and webcast on Tuesday, May 5th at 9:00am ET.

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com